Exhibit 4(e)

ARTICLES OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION
OF FPL GROUP CAPITAL INC
CHANGING THE NAME OF THE CORPORATION

Document Number of Corporation: H69244

Pursuant to the provisions of Section 607.1006, Florida Statutes, the undersigned Florida profit corporation adopts the following amendment to its Articles of Incorporation, as amended, for the purpose of changing the name of the corporation:

1.             The name of the corporation is FPL Group Capital Inc (the “Corporation”).

2.             The new name of the Corporation is NextEra Energy Capital Holdings, Inc.

3.             The amendment to the Articles of Incorporation, as amended, of the Corporation approved by the sole shareholder of the Corporation is that the text of ARTICLE I of the Articles of Incorporation is amended to read in its entirely as follows:

ARTICLE I

Name

The name of the Corporation is NextEra Energy Capital Holdings, Inc.

4.             This amendment was duly proposed to, and recommended by, the Board of Directors of the Corporation to the Corporation’s sole shareholder, and was duly approved by the Corporation’s sole shareholder, and adopted, on November 10, 2010, all pursuant to Section 607.1003 of the Florida Statutes.

5.             The number of votes cast for the amendment by the sole shareholder was sufficient for approval of the amendment.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name by the undersigned, thereunto duly authorized, on December 1, 2010.

FPL GROUP CAPITAL INC

By:	/s/ Alissa E. Ballot
Alissa E. Ballot
Secretary